Exhibit 99.1

Notice of Blackout Period

Under the Roper Technologies, Inc. Employees’ Retirement Savings Plans

To:	All Directors and Executive Officers of Roper Technologies, Inc.

From:	Courtney Albury

Date:	August 6, 2026

Subject:	Notice of Blackout Trading Restriction Period

This notice is being provided pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation Blackout Trading Restriction (“Regulation BTR”) under the Securities Exchange Act of 1934, as amended.

Securities Subject to the BTR Blackout Period

During the blackout trading restriction period described below (the “BTR Blackout Period”), you will be prohibited, subject to certain exceptions, from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity security of Roper Technologies, Inc. (the “Company”) that you acquired in connection with your service or employment as a director or executive officer of the Company.

The securities subject to this restriction include the Company’s common stock, par value $0.01 per share, and any derivative security relating to the Company’s common stock.

The BTR Blackout Period is in addition to any quarterly or event-specific blackout period applicable under the Company’s Securities Transaction Compliance Program.

Reason for BTR Blackout Period

Recordkeeping services under the Roper Technologies, Inc. Employees’ Retirement Savings 003 Plan and the Roper Technologies, Inc. Employees’ Retirement Savings 004 Plan (collectively, the “Plans”) will transition from Vanguard to Fidelity Investments, effective October 2, 2026.

The BTR Blackout Period is necessary to permit the administrative transfer of participant accounts under the Plans, including accounts invested in Company common stock, to the new recordkeeping platform.

During the corresponding blackout period under the Plans, participants and beneficiaries will be temporarily unable to:

1.	purchase, sell or otherwise acquire or transfer assets into or out of any investment alternative, including Company common stock;

2.	change existing investment elections or contribution rates;

3.	receive distributions or withdrawals;

4.	obtain loans;

5.	make rollover contributions; or

6.	make loan repayments by check.

Participants and beneficiaries under the Plans have received a separate notice regarding the blackout period applicable to their accounts under the Plans. The period during which Plan participants and beneficiaries will be unable to conduct the transactions described above is expected to correspond to the BTR Blackout Period described below.

Length of the BTR Blackout Period

The BTR Blackout Period is expected to begin at 4:00 p.m. Eastern Time on September 25, 2026 and end during the week of October 18, 2026.

If the expected beginning or ending date of the BTR Blackout Period changes, the Company will provide you with notice of the revised dates as soon as reasonably practicable.

Exceptions and Required Preclearance

Certain transactions may be exempt from the prohibition imposed by Regulation BTR. You should not engage in any transaction involving Company securities during the BTR Blackout Period without first obtaining preclearance from the Company’s Legal Department.

Additional Information

You may obtain, without charge, the actual beginning and ending dates of the BTR Blackout Period, both during the BTR Blackout Period and for a period of two years after it ends, and obtain answers to other questions regarding the BTR Blackout Period by contacting:

Courtney Albury

401(k) Plan Administrator

Roper Technologies, Inc.

6496 University Parkway

Sarasota, Florida 34240

Telephone: (941) 556-2601